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                                                               EXHIBIT (d)(xxii)


                            SHORT DURATION BOND FUND
                                       OF
                       THE ENTERPRISE GROUP OF FUNDS, INC.

                            FUND MANAGER'S AGREEMENT

         THIS AGREEMENT, made this 29th day of November, 2002, is among The Enterprise Group of Funds, Inc., a Maryland corporation (the "Fund"), Enterprise
- Capital Management, Inc., a Georgia corporation (hereinafter referred to as the "Adviser"), and MONY Capital Management, Inc., a Delaware corporation (hereinafter referred to as the "Fund Manager").

                             BACKGROUND INFORMATION

        (A) The Adviser has entered into an Investment Adviser's Agreement with the Fund ("Investment Adviser's Agreement"). Pursuant to the Investment Adviser's Agreement, the Adviser has agreed to render investment advisory and certain other management services to all of the funds of the Fund, and the Fund has agreed to employ the Adviser to render such services and to pay to the Adviser certain fees therefore. The Investment Adviser's Agreement recognizes that the Adviser may enter into agreements with other investment advisers who will serve as Fund Managers to the funds.

        (B) The parties hereto wish to enter into an agreement whereby the Fund Manager will provide to the Short Duration Bond Fund, a series of the Fund (the "Short Duration Bond Fund"), securities investment advisory services for the Short Duration Bond Fund.

                                WITNESSETH THAT:

        In consideration of the mutual covenants herein contained, the Fund, the Adviser and the Fund Manager agree as follows:

                 (1) The Fund and the Adviser hereby employ the Fund Manager to render certain investment advisory services to the Short Duration Bond Fund, as set forth herein. The Fund Manager hereby accepts such employment and agrees to perform such services on the terms herein set forth, and for the compensation herein provided.

                 (2) The Fund Manager shall furnish the Short Duration Bond Fund advice with respect to the investment and reinvestment of the assets of the Short Duration Bond Fund, or such portion of the assets of the Short Duration Bond Fund as the Adviser shall specify from time to time, in accordance with the investment objectives, restrictions and limitations of the Short Duration Bond Fund which are in the Fund's most recent Registration Statement.

                 (3) The Fund Manager shall perform a monthly reconciliation of the Short Duration Bond Fund to the holdings report provided by the Fund's custodian and bring any material or significant variances regarding holdings or valuations to the attention of the Adviser.

                  (4) The Fund Manager shall maintain all books and records with respect to the Short Duration Bond Fund's portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the Investment Company Act of 1940 ("the 1940 Act") and shall render to the Fund's Board of Directors such periodic and special reports as the Fund's



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       Board of Directors may reasonably request. The Fund Manager shall timely furnish to the Adviser all information relating to the Fund Manager's services under this Agreement needed by the Adviser to keep the other books and records of the Short Duration Bond Fund required by Rule 31a-1 under the 1940 Act. The Fund Manager agrees that all records that it maintains on behalf of the Short Duration Bond Fund are property of the Short Duration Bond Fund and the Fund Manager will surrender promptly to the Short Duration Bond Fund any of such records upon the Short Duration Bond Fund's request; provided, however, that the Fund Manager may retain a copy of such records. The Fund Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement. The Fund Manager shall perform a monthly reconciliation of the Short Duration Bond Fund to the holdings report provided by the Fund's custodian and bring any material or significant variances regarding holdings or valuations to the attention of the Adviser.

                 (5) The Fund Manager shall for all purposes herein be deemed to be an independent contractor. The Fund Manager has no authority to act for or represent the Fund or the Short Duration Bond Fund in any way except to direct securities transactions pursuant to its investment advice hereunder. The Fund Manager is not an agent of the Fund or the Short Duration Bond Fund.

                 (6) It is understood that the Fund Manager does not, by this Agreement, undertake to assume or pay any costs or expenses of the Fund or the Short Duration Bond Fund.

                 (6)(a) The Adviser agrees to pay the Fund Manager for its services to be furnished under this Agreement, with respect to each calendar month after the effective date of this Agreement, on the twentieth (20th) day after the close of each calendar month, a sum equal to 0.0083 of 1% of the average of the daily closing net asset values of the Short Duration Bond Fund managed by the Fund Manager during such month (that is, 0.10 of 1% per year).

                 (6)(b) The payment of all fees provided for hereunder shall be prorated and reduced for sums payable for a period less than a full month in the event of termination of this Agreement on a day that is not the end of a calendar month.

                 (6)(c) For the purposes of this Paragraph 6, the daily closing net asset values of the Short Duration Bond Fund shall be computed in the manner specified in the Registration Statement for the computation of the value of such net assets in connection with the determination of the net asset value of the Short Duration Bond Fund's shares.

                 (7) The services of the Fund Manager hereunder are not to be deemed to be exclusive, and the Fund Manager is free to render services to others and to engage in other activities so long as its services hereunder are not impaired thereby. Without in any way relieving the Fund Manager of its responsibilities hereunder, it is agreed that the Fund Manager may employ others to furnish factual information economic advice and/or research, and investment recommendations, upon which its investment advice and service is furnished hereunder. The Fund Manager, may, from time to time hereafter, act as investment adviser to one or more other investment companies and fiduciary or other managed accounts, provided that when the Fund Manager purchases or sells securities of the same issuer on behalf of two or more advisory clients, the available securities will be allocated in a manner believed by the Fund Manager to be equitable to each client.

                 (8) In the absence of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or reckless disregard of its obligations and duties hereunder, the Fund


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       Manager shall not be liable to the Fund, the Short Duration Bond Fund or the Adviser or to any shareholder or shareholders of the Fund, the Short Duration Bond Fund or the Adviser for any mistake of judgment, act or omission in the course of, or connected with, the services to be rendered by the Fund Manager hereunder; except that the Fund Manager shall be held liable for any losses resulting from its negligent management which result in transactional errors or omissions including, but not limited to, incorrect, delayed or omitted trade advices arising from the Fund Manager's negligence which result in mispricing the Short Duration Bond Fund; and the Fund Manager shall be obligated to make the Short Duration Bond Fund whole and absorb related transfer agent costs which result from the transaction.

                 (9) The Fund Manager will not take, and it will take necessary steps to prevent its officers and directors from taking, at any time, a short position in any shares of any holdings of any portfolio of the Short Duration Bond Fund. The Fund Manager also will cooperate with the Fund in adopting a written policy prohibiting insider trading with respect to Short Duration Bond Fund transactions insofar as such transactions may relate to the Fund Manager.

                 (10) In connection with the management of the investment and reinvestment of the assets of the Short Duration Bond Fund, the Fund Manager is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Short Duration Bond Fund, and is directed to use its best efforts to obtain the best available price and most favorable execution with respect to such purchases and sales of Short Duration Bond Fund securities for the Fund. Subject to this primary requirement, and maintaining as its first consideration the benefits for the Short Duration Bond Fund and its shareholders, the Fund Manager shall have the right, subject to the approval of the Board of Directors of the Fund and of the Adviser, to follow a policy of selecting brokers and dealers who furnish statistical research and other services to the Short Duration Bond Fund, the Adviser or the Fund Manager and, subject to the Rules of Fair Practice of the National Association of Securities Dealers, Inc., to select brokers and dealers who sell shares of funds of the Fund.

                 (11) The Fund may terminate this Agreement by thirty (30) days written notice to the Adviser and the Fund Manager at any time, without the payment of any penalty, by vote of the Fund's Board of Directors, or by vote of a majority of its outstanding voting securities. The Adviser may terminate this Agreement by thirty (30) days written notice to the Fund Manager and the Short Duration Bond Fund Manager may terminate this Agreement by thirty (30) days written notice to the Adviser, without the payment of any penalty. This Agreement shall immediately terminate in the event of its assignment, unless an order is issued by the Securities and Exchange Commission conditionally or unconditionally exempting such assignment from the provisions of Section 15(a) of the 1940 Act, in which event this Agreement shall remain in full force and effect.

                 (12) Subject to prior termination as provided above, this Agreement shall continue in force from the date of execution until November 29, 2004 and from year to year thereafter if its continuance after said date: (1) is specifically approved on or before said date and at least annually thereafter by vote of the Board of Directors of the Fund, including a majority of those Directors who are not parties to this Agreement or interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Short Duration Bond Fund, and (2) is specifically approved at least annually by the vote of a majority of Directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.


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                (13) The Adviser shall indemnify and hold harmless the Fund
        Manager, its officers and directors and each person, if any, who controls the Fund Manager within the meaning of Section 15 of the Securities Act of 1933 (any and all such persons shall be referred to as "Indemnified Party"), against any loss, liability, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any matter to which this Fund Manager's Agreement relates. However, in no case (i) is this indemnity to be deemed to protect any particular Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Fund Manager's Agreement or (ii) is the Adviser to be liable under this indemnity with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Fund Manager or such controlling persons.

                The Fund Manager shall indemnify and hold harmless the Adviser and each of its directors and officers and each person if any who controls the Adviser within the meaning of Section 15 of the Securities Act of 1933, against any loss, liability, damage or expense described in the foregoing indemnity, but only with respect to the Fund Manager's willful misfeasance, bad faith or gross negligence in the performance of its duties under this Fund Manager's Agreement. In case any action shall be brought against the Adviser or any person so indemnified, in respect of which indemnity may be sought against the Fund Manager, the Fund Manager shall have the rights and duties given to the Adviser, and the Adviser and each person so indemnified shall have the rights and duties given to the Fund Manager by the provisions of subsection (i) and (ii) of this Paragraph 13.

                (14) Except as otherwise provided in Paragraph 13 hereof and as may be required under applicable federal law, this Fund Manager's Agreement shall be governed by the laws of the State of Georgia.

                (15) The Fund Manager agrees to notify the parties within a reasonable period of time regarding a material change in the ownership of the Fund Manager.

                (16) The terms "vote of a majority of the outstanding voting securities," "assignment" and "interested persons," when used herein, shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended.

                (17) Unless otherwise permitted, all notices, instructions and advice with respect to security transactions or any other matters contemplated by this Agreement shall be deemed duly given when received in writing:


         by the Fund Manager:       MONY Capital Management, Inc.
                                    1740 Broadway
                                    New York, NY  10019
                                    Attn:  William Goodwin, President

         by the Adviser:            Enterprise Capital Management, Inc.
                                    3343 Peachtree Road, N.E., Suite 450
                                    Atlanta, GA  30326-1022


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         by the Fund:        The Enterprise Group of Funds, Inc. c/o Enterprise
                             Capital Management, Inc.
                             3343 Peachtree Road, N.E., Suite 450
                             Atlanta, GA  30326-1022

                or by such other person or persons at such address or addresses as shall be specified by the applicable party, in each case, in a notice similarly given. Each party may rely upon any notice or other communication from the other reasonably believed by it to be genuine.

                (18) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

                (19) This Agreement constitutes the entire agreement between the Fund Manager, the Adviser and the Fund relating to the Short Duration Bond Fund.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers and attested, as of the date first above written.


                                           THE ENTERPRISE GROUP OF FUNDS, INC.


ATTEST:/s/CATHERINE R MCCLELLAN            By:/s/ VICTOR UGOLYN
       ------------------------               -------------------------------------------
             Secretary                             Victor Ugolyn, Chairman, President
                                                   and Chief Executive officer



                                           ENTERPRISE CAPITAL MANAGEMENT, INC.


ATTEST:/s/CATHERINE R MCCLELLAN            By:/s/ VICTOR UGOLYN
       ------------------------               -------------------------------------------
             Secretary                             Victor Ugolyn, Chairman, President
                                                   and Chief Executive Officer



                                           MONY CAPITAL MANAGEMENT, INC.

ATTEST:/s/ JOHN R MCFEELY                  By: /s/ WILL D GOODWIN
       ------------------------               -------------------------------------------
             Secretary
                                           Name: William D. Goodwin
                                                -----------------------------------------

                                           Title: President & CEO
                                                  ---------------------------------------



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